EXHIBIT 99.1

CONTACTS:	Vernon L. Patterson	William C. Murschel
	Analyst	Media
	216.689.0520	216.828.7416
	Vernon_Patterson@KeyBank.com	William_C_Murschel@KeyBank.com

INVESTOR	KEY MEDIA
RELATIONS: www.key.com/ir	NEWSROOM: www.key.com/newsroom

FOR IMMEDIATE RELEASE
KEYCORP REPORTS FOURTH QUARTER AND 2007 EARNINGS
•	EPS from continuing operations of $0.06 for the fourth quarter and $2.38 for the full year

•	Results impacted by continued disruption in financial markets and downturn in U.S. housing market

•	Strategic actions taken to strengthen loan loss reserves and improve business mix
     CLEVELAND, January 22, 2008 — KeyCorp (NYSE: KEY) today announced fourth quarter income from continuing operations of $22 million, or $0.06 per diluted common share. This compares to income from continuing operations of $311 million, or $0.76 per share, for the fourth quarter of 2006, and $224 million, or $0.57 per share, for the third quarter of 2007. Key’s income from continuing operations for 2007 was $941 million, or $2.38 per diluted common share. This compares to income from continuing operations — before the cumulative effect of an accounting change — of $1.193 billion, or $2.91 per share, for 2006.
     Net income totaled $25 million, or $0.06 per diluted common share, for the fourth quarter of 2007, compared to net income of $146 million, or $0.36 per share, for the fourth quarter of 2006 and $210 million, or $0.54 per share, for the third quarter of 2007. Key’s net income for 2007 was $919 million, or $2.32 per diluted common share, compared to $1.055 billion, or $2.57 per share, in 2006.
     Key’s continuing and discontinued operating results for comparative quarters and for the twelve months ended December 31, 2007, and 2006, are presented in the following table.

	Three months ended			Twelve months ended
in millions, except per share amounts	12-31-07	9-30-07	12-31-06	12-31-07	12-31-06
Summary of operations
Income from continuing operations before cumulative effect of accounting change	$22	$224	$311	$941	$1,193
Income (loss) from discontinued operations, net of taxes [a]	3	(14)[c]	(165)[d]	(22)	(143)[d]
Cumulative effect of accounting change, net of taxes	—	—	—	—	5

Net income	$25	$210	$146	$919	$1,055

Per common share — assuming dilution [b]
Income from continuing operations before cumulative effect of accounting change	$.06	$.57	$.76	$2.38	$2.91
Income (loss) from discontinued operations [a]	.01	(.03)[c]	(.40)[d]	(.05)	(.35)[d]
Cumulative effect of accounting change	—	—	—	—	.01

Net income	$.06	$.54	$.36	$2.32	$2.57

(a)	Key sold the subprime mortgage loan portfolio held by the Champion Mortgage finance business in November 2006, and completed the sale of Champion’s origination platform in February 2007. As a result of these actions, Key has accounted for this business as a discontinued operation.

(b)	Earnings per share may not foot due to rounding.

(c)	The loss from discontinued operations recorded in the third quarter of 2007 was attributable largely to a write-down on the building lease for the former Champion headquarters.

(d)	Includes a net after-tax charge of $165 million, or $.40 per share, consisting of: (1) a $170 million, or $.42 per share, write-off of goodwill associated with Key’s 1997 acquisition of Champion and (2) a net after-tax credit of $5 million, or $.01 per share, from the net gain on sale of the Champion Mortgage loan portfolio and disposal transaction costs.

KeyCorp Reports Fourth Quarter and 2007 Earnings
January 22, 2008

     Key’s provision for loan losses from continuing operations was $363 million for the fourth quarter of 2007, up from $53 million for the same period one year ago. The increase was due primarily to deteriorating market conditions in the commercial real estate portfolio. Also, during the fourth quarter of 2007, the fixed income markets continued to experience extraordinary volatility, widening credit spreads and significantly reduced liquidity. The widening of credit spreads has adversely impacted the market values of Key’s loans held for sale and trading portfolios. During the fourth quarter, Key recorded net losses of $6 million from loan sales and write-downs, $1 million from dealer trading and derivatives, and $23 million from certain real estate-related investments for a total of $30 million in net losses. This compares to net gains of $58 million from these activities for the fourth quarter of 2006 and net losses of $77 million for the third quarter of 2007.
     “Key’s results for the fourth quarter of 2007 were adversely affected by a number of charges related to additional reserves for loan losses, separation expense, losses associated with volatility in the fixed income markets and the strategic decision to exit certain business activities,” said Chairman and Chief Executive Officer Henry L. Meyer III. “With these actions, previously announced on December 20, we believe Key is entering 2008 with adequate loan loss reserves and a disciplined approach to managing its expense structure.”
     Meyer continued: “Key has been positioning itself for a potential downturn in the credit cycle. We moved two years ago to curtail our Florida condominium exposure, completed the sale of our subprime home mortgage lending business during the fourth quarter of 2006 and just recently announced our decisions to exit dealer-originated home improvement lending activities and cease conducting business with non-relationship homebuilders outside of our Community Banking footprint. Further, we have no meaningful CLO, CDO, ABCP or SIV exposure.”
     Meyer concluded: “We experienced a number of positive trends in the fourth quarter. Our commercial loan growth remained strong and several of our fee-based businesses, including institutional asset management, had favorable performances. Additionally, on January 1, 2008, we completed the acquisition of U.S.B. Holding Company, headquartered in Orangeburg, New York. This acquisition doubles our branch penetration in the attractive Lower Hudson Valley area and reflects our continued focus on our core relationship banking businesses.
     “Recognizing the underlying strength of our company, on December 20, 2007, the Board of Directors declared the 2008 first-quarter regular quarterly cash dividend of $0.375 per common share. This represents a 2.7% increase over the prior quarterly dividend, marking the 43rd consecutive year of dividend increases.”
SUMMARY OF CONTINUING OPERATIONS
     Taxable-equivalent net interest income was $750 million for the fourth quarter of 2007, compared to $744 million for the year-ago quarter. Average earning assets grew by $5.4 billion, or 7%, while the net interest margin for the current quarter declined to 3.48% from 3.66% for the fourth quarter of 2006. The reduction was due largely to both loan and deposit spreads which have been under pressure due to competitive pricing. During the fourth quarter of 2007, an $18 million lease accounting adjustment contributed approximately 9 basis points to Key’s taxable-equivalent net interest margin. In the year-ago quarter, the net interest margin also benefited from a $16 million lease accounting adjustment, as well as an $8 million principal investing distribution received in the form of a dividend. These two items added approximately 12 basis points to Key’s taxable-equivalent net interest margin for that period.

KeyCorp Reports Fourth Quarter and 2007 Earnings
January 22, 2008

     Compared to the third quarter of 2007, taxable-equivalent net interest income grew by $38 million, and the net interest margin rose by 8 basis points. The improvement reflected a $2.7 billion, or 13% annualized, increase in average earning assets, as well as the lease accounting adjustment recorded during the fourth quarter of 2007. The growth in average earning assets was driven by strong demand for commercial loans in Key’s National Banking operation.
     Key’s noninterest income was $488 million for the fourth quarter of 2007, compared to $558 million for the year-ago quarter. The decrease was attributable to the impact of continued market volatility on several of Key’s capital markets-driven businesses, as well as the sale of the McDonald Investments branch network completed in the first quarter of 2007. Results for the current quarter include $6 million in net losses from loan sales and write-downs, including $31 million in net losses pertaining to commercial real estate loans held for sale, offset in part by $28 million in net gains from the sales of commercial lease financing receivables. This compares to net gains of $42 million for the same period last year, including $14 million in net gains related to commercial real estate loans, and a $25 million gain from the securitization and sale of education loans. Income from investment banking and capital markets activities decreased by $57 million, due to a $22 million reduction in investment banking income and declines in the fair values of certain real estate-related investments held by the Private Equity unit within the Real Estate Capital line of business. Trust and investment services income was down $11 million, due to lower brokerage income resulting from the sale of the McDonald Investments branch network. Excluding the impact of the McDonald Investments sale, trust and investment services income increased by $21 million, or 19%, driven by growth in both personal and institutional asset management income. The company also experienced higher noninterest income from deposit service charges and operating lease revenue, which grew by $13 million and $9 million, respectively.
     Compared to the third quarter of 2007, noninterest income grew by $50 million. The improvement reflected a $47 million reduction in net losses from loan sales and write-downs, as well as higher trust and investment services income. Noninterest income for the third quarter included a $27 million gain related to the sale of MasterCard Incorporated shares.
     Key’s noninterest expense was $896 million for the fourth quarter of 2007, compared to $809 million for the same period last year. Personnel expense decreased by $48 million, due primarily to lower incentive compensation accruals, offset in part by higher costs associated with salaries and severance. Approximately $27 million of the reduction in total personnel expense was attributable to the sale of the McDonald Investments branch network. Nonpersonnel expense rose by $135 million from the year-ago quarter. During the fourth quarter of 2007, nonpersonnel expense included a $64 million charge, representing the estimated fair value of Key’s liability to Visa Inc. In accordance with Visa USA Bylaws, each Visa USA member is obligated to indemnify Visa for a broad range of costs, damages, liabilities and other expenses incurred by Visa. A primary factor used by each member in determining the amount of its liability is its membership proportion. Also contributing to the increase in nonpersonnel expense was a $25 million provision for losses on lending-related commitments, compared to a $6 million credit for the year-ago quarter; a $9 million increase in costs associated with operating leases; and franchise and business tax expense of $7 million for the fourth quarter of 2007, compared to a $7 million credit in the year-ago quarter which resulted from settlements of disputed amounts. The McDonald Investments sale reduced Key’s total nonpersonnel expense by approximately $16 million.
     Compared to the third quarter of 2007, noninterest expense grew by $143 million. The increase included a $16 million rise in personnel expense, due largely to higher costs associated with severance. Nonpersonnel expense rose by $127 million, reflecting the liability to Visa Inc., a higher provision for losses on lending-related commitments and an increase in professional fees.

KeyCorp Reports Fourth Quarter and 2007 Earnings
January 22, 2008

ASSET QUALITY
     Key’s provision for loan losses from continuing operations was $363 million for the fourth quarter of 2007, compared to $53 million for the year-ago quarter and $69 million for the third quarter of 2007. During the fourth quarter of 2007, Key’s provision exceeded its net loan charge-offs by $244 million. The additional provision was a result of deteriorating market conditions in the commercial real estate portfolio. As previously announced on December 20, 2007, Key has moved to cease conducting business with non-relationship homebuilders outside of its 13-state Community Banking footprint. Based on this determination and its prior decision to curtail condominium development lending activities, Key has transferred approximately $1.1 billion of homebuilder-related loans and $800 million of condominium exposure to its special asset management group. The majority of these portfolios is currently performing and is expected to continue to perform.
     Net loan charge-offs for the quarter totaled $119 million, or 0.67% of average loans from continuing operations, compared to $54 million, or 0.33%, for the same period last year and $59 million, or 0.35%, for the previous quarter.
     At December 31, 2007, Key’s nonperforming loans totaled $687 million and represented 0.97% of period-end portfolio loans, compared to 0.72% at September 30, 2007, and 0.33% at December 31, 2006. At December 31, 2007, nonperforming assets totaled $764 million and represented 1.08% of portfolio loans, other real estate owned and other nonperforming assets, compared to 0.83% at September 30, 2007, and 0.41% at December 31, 2006. The increase in nonperforming assets during the fourth quarter of 2007 was attributable primarily to deteriorating market conditions in the residential properties segment of Key’s commercial real estate construction portfolio, principally in Florida and California.
     Key’s allowance for loan losses was $1.200 billion, or 1.69% of loans outstanding, at December 31, 2007, compared to $955 million, or 1.38%, at September 30, 2007, and $944 million, or 1.43%, at December 31, 2006.
CAPITAL
     Key’s capital ratios continued to exceed all “well-capitalized” regulatory benchmarks at December 31, 2007. Key’s tangible equity to tangible assets ratio was 6.46% at quarter end, compared to 6.78% at September 30, 2007, and 7.01% at December 31, 2006.
     During the fourth quarter of 2007, Key did not repurchase any of its common shares and reissued .1 million shares under employee benefit plans. At December 31, 2007, Key had 14.0 million common shares remaining for repurchase under the current authorization.
     Share repurchases and other activities that caused the change in Key’s outstanding common shares over the past five quarters are summarized in the table below.
Summary of Changes in Common Shares Outstanding

in thousands	4Q07	3Q07	2Q07	1Q07	4Q06
Shares outstanding at beginning of period	388,708	389,362	394,483	399,153	402,748
Issuance of shares under employee benefit plans	85	1,346	879	3,330	1,405
Repurchase of common shares	—	(2,000)	(6,000)	(8,000)	(5,000)

Shares outstanding at end of period	388,793	388,708	389,362	394,483	399,153

KeyCorp Reports Fourth Quarter and 2007 Earnings
January 22, 2008

LINE OF BUSINESS RESULTS
     The following table shows the contribution made by each major business group to Key’s taxable-equivalent revenue and income from continuing operations for the periods presented. The specific lines of business that comprise each of the major business groups are described under the heading “Line of Business Descriptions.” For more detailed financial information pertaining to each business group and its respective lines of business, see the tables at the end of this release.
Major Business Groups

				Percent change 4Q07 vs.
dollars in millions	4Q07	3Q07	4Q06	3Q07	4Q06
Revenue from continuing operations (TE)
Community Banking	$651	$626	$677	4.0%	(3.8)%
National Banking	614	511	670	20.2	(8.4)
Other Segments	17	14	(11)	21.4	N/M

Total Segments	1,282	1,151	1,336	11.4	(4.0)
Reconciling Items	(44)	(1)	(34)	N/M	(29.4)

Total	$1,238	$1,150	$1,302	7.7%	(4.9)%

Income (loss) from continuing operations
Community Banking	$109	$130	$101	(16.2)%	7.9%
National Banking	(65)	73	195	N/M	N/M
Other Segments	21	16	2	31.3	950.0

Total Segments	65	219	298	(70.3)	(78.2)
Reconciling Items	(43)	5	13	N/M	N/M

Total	$22	$224	$311	(90.2)%	(92.9)%

TE = Taxable Equivalent, N/M = Not Meaningful
Community Banking

				Percent change 4Q07 vs.
dollars in millions	4Q07	3Q07	4Q06	3Q07	4Q06
Summary of operations
Net interest income (TE)	$432	$409	$438	5.6%	(1.4)%
Noninterest income	219	217	239	.9	(8.4)

Total revenue (TE)	651	626	677	4.0	(3.8)
Provision for loan losses	36	1	23	N/M	56.5
Noninterest expense	441	418	493	5.5	(10.5)

Income before income taxes (TE)	174	207	161	(15.9)	8.1
Allocated income taxes and TE adjustments	65	77	60	(15.6)	8.3

Net income	$109	$130	$101	(16.2)%	7.9%

Percent of consolidated income from continuing operations	495%	58%	32%	N/A	N/A

Average balances
Loans and leases	$27,236	$26,947	$26,697	1.1%	2.0%
Total assets	29,911	29,716	29,666	.7	.8
Deposits	47,253	46,727	47,348	1.1	(.2)

TE = Taxable Equivalent, N/M = Not Meaningful, N/A = Not Applicable

KeyCorp Reports Fourth Quarter and 2007 Earnings
January 22, 2008

Additional Community Banking Data

				Percent change 4Q07 vs.
dollars in millions	4Q07	3Q07	4Q06	3Q07	4Q06
Average deposits outstanding
NOW and money market deposit accounts	$20,471	$20,305	$20,586	.8%	(.6)%
Savings deposits	1,513	1,569	1,639	(3.6)	(7.7)
Certificates of deposit ($100,000 or more)	4,918	4,566	4,329	7.7	13.6
Other time deposits	11,454	11,485	11,915	(.3)	(3.9)
Deposits in foreign office	1,249	1,128	818	10.7	52.7
Noninterest-bearing deposits	7,648	7,674	8,061	(.3)	(5.1)

Total deposits	$47,253	$46,727	$47,348	1.1%	(.2)%

Home equity loans
Average balance	$9,658	$9,690	$9,881
Weighted-average loan-to-value ratio	70%	70%	70%
Percent first lien positions	57	58	59

Other data
On-line households / household penetration	737,393 / 45%	743,909 / 45%	682,955 / 53%
Branches	955	954	950
Automated teller machines	1,443	1,439	2,050

Community Banking Summary of Operations
     Community Banking recorded net income of $109 million for the fourth quarter of 2007, up from $101 million for the year-ago quarter. The improvement was attributable to a decrease in noninterest expense which more than offset declines in net interest income and noninterest income, and an increase in the provision for loan losses.
     Taxable-equivalent net interest income decreased by $6 million, or 1%, from the fourth quarter of 2006, as interest rate spreads on both average earning assets and deposits have remained under pressure due to the continuation of competitive pricing. The decrease also reflected the effect of the February 2007 sale of the McDonald Investments branch network in which Key transferred approximately $1.3 billion of NOW and money market deposit accounts to the buyer. McDonald Investments’ NOW and money market deposit accounts averaged $1.6 billion for the fourth quarter of 2006.
     Noninterest income decreased by $20 million, or 8%. The decrease was attributable to the McDonald Investments sale. Excluding the impact of this sale, noninterest income rose by $20 million, or 10%, from the same period one year ago, due to growth in deposit service charge income, gains from the sales of securities in the fourth quarter of 2007, and higher income from trust and investment services.
     The provision for loan losses increased by $13 million, or 57%, compared to the fourth quarter of 2006.
     Noninterest expense declined by $52 million, or 11%, from the year-ago quarter. Reductions in costs resulting from the sale of the McDonald Investments branch network accounted for $43 million of the decline, including a $27 million decrease in personnel expense. The remainder of the decline in total noninterest expense reflected decreases in various direct and indirect charges, due in part to a reduction in the number of average full-time equivalent employees.
     On January 1, 2008, Key acquired U.S.B. Holding Co., Inc., the holding company for Union State Bank, a 31-branch state-chartered commercial bank headquartered in Orangeburg, New York. U.S.B. Holding Company had assets of $2.8 billion and deposits of $1.8 billion at the date of acquisition. The acquisition doubles Key’s branch penetration in the attractive Lower Hudson Valley area.

KeyCorp Reports Fourth Quarter and 2007 Earnings
January 22, 2008

National Banking

				Percent change 4Q07 vs.
dollars in millions	4Q07	3Q07	4Q06	3Q07	4Q06
Summary of operations
Net interest income (TE)	$391	$359	$365	8.9%	7.1%
Noninterest income	223	152	305	46.7	(26.9)

Total revenue (TE)	614	511	670	20.2	(8.4)
Provision for loan losses	327	68	30	380.9	990.0
Noninterest expense	388	328	328	18.3	18.3

(Loss) income from continuing operations before income taxes (TE)	(101)	115	312	N/M	N/M
Allocated income taxes and TE adjustments	(36)	42	117	N/M	N/M

(Loss) income from continuing operations	(65)	73	195	N/M	N/M
Income (loss) from discontinued operations, net of taxes	3	(14)	(165)	N/M	N/M

Net (loss) income	$(62)	$59	$30	N/M %	N/M %

Percent of consolidated income from continuing operations	N/M %	33%	63%	N/A	N/A

Average balances from continuing operations
Loans and leases	$42,037	$40,277	$38,469	4.4%	9.3%
Loans held for sale	4,709	4,692	4,521	.4	4.2
Total assets	53,324	50,954	49,033	4.7	8.8
Deposits	12,630	12,633	11,876	—	6.3

TE = Taxable Equivalent, N/M = Not Meaningful, N/A = Not Applicable
National Banking Summary of Continuing Operations
     National Banking recorded a net loss of $65 million from continuing operations for the fourth quarter of 2007, compared to net income of $195 million from continuing operations for the same period last year. Lower noninterest income along with increases in the provision for loan losses and noninterest expense accounted for the reduction, and more than offset an increase in net interest income.
     Taxable-equivalent net interest income rose by $26 million, or 7%, from the fourth quarter of 2006 as a result of increases in average earning assets and deposits, offset in part by tighter interest rate spreads. Average loans and leases grew by $3.6 billion, or 9%, while average deposits rose by $754 million, or 6%, from the year-ago quarter.
     Noninterest income declined by $82 million, or 27%, as several capital markets-driven businesses were adversely affected by continued volatility in the financial markets. Results for the current quarter include $9 million in net losses from loan sales and write-downs, including $31 million in net losses pertaining to commercial real estate loans held for sale, offset in part by $28 million in net gains from the sales of commercial lease financing receivables. This compares to net gains of $37 million for the same period last year, including $14 million in net gains related to commercial real estate loans and a $25 million gain from the securitization and sale of education loans. Income from investment banking and capital markets activities decreased by $60 million, due to a $20 million decline in investment banking income, a $29 million decrease in the fair values of certain real estate-related investments held by the Private Equity unit within the Real Estate Capital line of business, and less favorable results from trading activities conducted in the Debt Capital Markets area. The decrease in total noninterest income was offset in part by an $18 million increase in trust and investment services income and a $10 million increase in operating lease revenue.

KeyCorp Reports Fourth Quarter and 2007 Earnings
January 22, 2008

     The provision for loan losses rose by $297 million, reflecting deteriorating market conditions in the residential properties segment of Key’s commercial real estate construction portfolio. As recently announced, Key has moved to cease conducting business with non-relationship homebuilders outside of its 13-state Community Banking footprint. Based on this determination and its prior decision to curtail condominium development lending activities, Key has transferred approximately $1.1 billion of homebuilder-related loans and $800 million of condominium exposure to its special asset management group. The majority of these portfolios is currently performing and is expected to continue to perform.
     Noninterest expense grew by $60 million, or 18%, from the year-ago quarter. Contributing to the growth was a $22 million increase in the provision for losses on lending-related commitments and a $9 million rise in costs associated with operating leases.
     During the fourth quarter of 2007, Key’s management made the strategic decision to exit dealer-originated home improvement lending activities, which involve prime loans but are largely out-of-footprint. Key also decided to cease offering its Payroll Online services which were not of sufficient size to provide the company with economies of scale to compete profitably.
     On October 1, 2007, Key acquired Tuition Management Systems, Inc., one of the nation’s largest providers of outsourced tuition planning, billing and related technology services. Headquartered in Warwick, Rhode Island, Tuition Management Systems serves more than 700 colleges, universities, elementary and secondary educational institutions. The payment plan systems and technology in place at Tuition Management Systems and the array of payment plan products offered by Key’s Consumer Finance line of business will create one of the largest, most robust payment plan offerings in the nation.
Other Segments
     Other segments consist of Corporate Treasury and Key’s Principal Investing unit. These segments generated net income of $21 million for the fourth quarter of 2007, compared to $2 million for the same period last year. Results for the fourth quarter of 2006 were reduced by a $24 million charge recorded in connection with the redemption of certain trust preferred securities.

KeyCorp Reports Fourth Quarter and 2007 Earnings
January 22, 2008

Line of Business Descriptions
Community Banking
Regional Banking provides individuals with branch-based deposit and investment products, personal finance services and loans, including residential mortgages, home equity and various types of installment loans. This line of business also provides small businesses with deposit, investment and credit products, and business advisory services.
Regional Banking also offers financial, estate and retirement planning, and asset management services to assist high-net-worth clients with their banking, trust, portfolio management, insurance, charitable giving and related needs.
Commercial Banking provides midsize businesses with products and services that include commercial lending, cash management, equipment leasing, investment and employee benefit programs, succession planning, access to capital markets, derivatives and foreign exchange.
National Banking
Real Estate Capital provides construction and interim lending, permanent debt placements and servicing, and equity and investment banking services to developers, brokers and owner-investors. This line of business deals exclusively with nonowner-occupied properties (i.e., generally properties in which at least 50% of the debt service is provided by rental income from nonaffiliated third parties).
Equipment Finance meets the equipment leasing needs of companies worldwide and provides equipment manufacturers, distributors and resellers with financing options for their clients. Lease financing receivables and related revenues are assigned to other lines of business (primarily Institutional and Capital Markets, and Commercial Banking) if those businesses are principally responsible for maintaining the relationship with the client.
Institutional and Capital Markets provides products and services to large corporations, middle-market companies, financial institutions, government entities and not-for-profit organizations. These products and services include commercial lending, treasury management, investment banking, derivatives and foreign exchange, equity and debt underwriting and trading, and syndicated finance.
Through its Victory Capital Management unit, Institutional and Capital Markets also manages or gives advice regarding investment portfolios for a national client base, including corporations, labor unions, not-for-profit organizations, governments and individuals. These portfolios may be managed in separate accounts, common funds or the Victory family of mutual funds.
Consumer Finance includes Indirect Lending, Commercial Floor Plan Lending, Home Equity Services and Business Services.
Indirect Lending offers loans to consumers through dealers. This business unit also provides federal and private education loans to students and their parents, and processes payments on loans that private schools make to parents.
Commercial Floor Plan Lending finances inventory for automobile and marine dealers.
Home Equity Services works with home improvement contractors to provide home equity and home improvement financing solutions.
Business Services provides payroll processing solutions for businesses of all sizes.

KeyCorp Reports Fourth Quarter and 2007 Earnings
January 22, 2008

     Cleveland-based KeyCorp is one of the nation’s largest bank-based financial services companies, with assets of approximately $100 billion. Key companies provide investment management, retail and commercial banking, consumer finance, and investment banking products and services to individuals and companies throughout the United States and, for certain businesses, internationally. The company’s businesses deliver their products and services through 955 branches and additional offices; a network of 1,443 ATMs; telephone banking centers (1.800.KEY2YOU); and a Web site, https://www.key.com/,® that provides account access and financial products 24 hours a day.
Notes to Editors:
A live Internet broadcast of KeyCorp’s conference call to discuss quarterly earnings and currently anticipated earnings trends and to answer analysts’ questions can be accessed through the Investor Relations section at https://www.key.com/ir at 9:00 a.m. ET, on Tuesday, January 22, 2008. An audio replay of the call will be available through January 29.
For up-to-date company information, media contacts and facts and figures about Key’s lines of business visit our Media Newsroom at https://www.key.com/newsroom.

This news release contains forward-looking statements, including statements about our financial condition, results of operations, earnings outlook, asset quality trends and profitability. Forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to assumptions, risks and uncertainties. Although management believes that the expectations and forecasts reflected in these forward-looking statements are reasonable, actual results could differ materially due to a variety of factors including: (1) changes in interest rates; (2) changes in trade, monetary or fiscal policy; (3) changes in general economic conditions, or in the condition of the local economies or industries in which we have significant operations or assets, which could, among other things, materially impact credit quality trends and our ability to generate loans; (4) increased competitive pressure among financial services companies; (5) the inability to successfully execute strategic initiatives designed to grow revenues and/or manage expenses; (6) consummation of significant business combinations or divestitures; (7) operational or risk management failures due to technological or other factors; (8) heightened regulatory practices, requirements or expectations; (9) new legal obligations or liabilities or unfavorable resolution of litigation; (10) adverse capital markets conditions; (11) continued disruption in the fixed income markets; (12) disruption in the economy and general business climate as a result of terrorist activities or military actions; and (13) changes in accounting or tax practices or requirements. Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. We do not assume any obligation to update these forward-looking statements. For further information regarding KeyCorp, please read KeyCorp’s reports that are filed with the Securities and Exchange Commission and are available at www.sec.gov.
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KeyCorp Reports Fourth Quarter and 2007 Earnings
January 22, 2008

Financial Highlights
(dollars in millions, except per share amounts)

	Three months ended
	12-31-07	9-30-07	12-31-06
Summary of operations
Net interest income (TE)	$750	$712	$744
Noninterest income	488	438	558

Total revenue (TE)	1,238	1,150	1,302
Provision for loan losses	363	69	53
Noninterest expense	896	753	809
Income from continuing operations before cumulative effect of accounting change	22	224	311
Income (loss) from discontinued operations, net of taxes [a]	3	(14)	(165)
Net income	25	210	146

Per common share
Income from continuing operations before cumulative effect of accounting change	$.06	$.58	$.77
Income from continuing operations before cumulative effect of accounting change — assuming dilution	.06	.57	.76
Income (loss) from discontinued operations [a]	.01	(.03)	(.41)
Income (loss) from discontinued operations — assuming dilution [a]	.01	(.03)	(.40)
Net income	.06	.54	.36
Net income — assuming dilution	.06	.54	.36
Cash dividends paid	.365	.365	.345
Book value at period end	19.92	20.12	19.30
Market price at period end	23.45	32.33	38.03

Performance ratios — from continuing operations
Return on average total assets	.09%	.93%	1.33%
Return on average equity	1.11	11.50	15.63
Net interest margin (TE)	3.48	3.40	3.66

Performance ratios — from consolidated operations
Return on average total assets	.10%	.88%	.61%
Return on average equity	1.26	10.79	7.34
Net interest margin (TE)	3.48	3.40	3.69

Capital ratios at period end
Equity to assets	7.75%	8.03%	8.34%
Tangible equity to tangible assets	6.46	6.78	7.01
Tier 1 risk-based capital [b]	7.37	7.94	8.24
Total risk-based capital [b]	11.29	11.76	12.43
Leverage [b]	8.30	8.96	8.98

Asset quality
Net loan charge-offs	$119	$59	$54
Net loan charge-offs to average loans from continuing operations	.67%	.35%	.33%
Allowance for loan losses	$1,200	$955	$944
Allowance for loan losses to period-end loans	1.69%	1.38%	1.43%
Allowance for loan losses to nonperforming loans	174.67	191.77	439.07
Nonperforming loans at period end	$687	$498	$215
Nonperforming assets at period end	764	570	273
Nonperforming loans to period-end portfolio loans	.97%	.72%	.33%
Nonperforming assets to period-end portfolio loans plus OREO and other nonperforming assets	1.08	.83	.41

Trust and brokerage assets
Assets under management	$85,442	$88,100	$84,699
Nonmanaged and brokerage assets [c]	33,918	33,273	56,292

Other data
Average full-time equivalent employees	18,500	18,567	20,100
Branches	955	954	950

Taxable-equivalent adjustment	$40	$18	$32

KeyCorp Reports Fourth Quarter and 2007 Earnings
January 22, 2008

Financial Highlights (continued)
(dollars in millions, except per share amounts)

	Twelve months ended
	12-31-07	12-31-06
Summary of operations
Net interest income (TE)	$2,868	$2,918
Noninterest income	2,229	2,127

Total revenue (TE)	5,097	5,045
Provision for loan losses	529	150
Noninterest expense	3,248	3,149
Income from continuing operations before cumulative effect of accounting change	941	1,193
Loss from discontinued operations, net of taxes [a]	(22)	(143)
Net income	919	1,055

Per common share
Income from continuing operations before cumulative effect of accounting change	$2.40	$2.95
Income from continuing operations before cumulative effect of accounting change — assuming dilution	2.38	2.91
Loss from discontinued operations [a]	(.06)	(.35)
Loss from discontinued operations — assuming dilution [a]	(.05)	(.35)
Net income	2.35	2.61
Net income — assuming dilution	2.32	2.57
Cash dividends paid	1.46	1.38

Performance ratios — from continuing operations
Return on average total assets	.99%	1.30%
Return on average equity	12.19	15.43
Net interest margin (TE)	3.46	3.67

Performance ratios — from consolidated operations
Return on average total assets	.97%	1.12%
Return on average equity	11.90	13.64
Net interest margin (TE)	3.46	3.69

Asset quality
Net loan charge-offs	$275	$170
Net loan charge-offs to average loans from continuing operations	.41%	.26%

Other data
Average full-time equivalent employees	18,934	20,006

Taxable-equivalent adjustment	$99	$103

(a)	Key sold the subprime mortgage loan portfolio held by the Champion Mortgage finance business in November 2006, and completed the sale of Champion’s origination platform in February 2007. As a result of these actions, Key has accounted for this business as a discontinued operation.

(b)	12-31-07 ratio is estimated.

(c)	On February 9, 2007, Key sold the McDonald Investments branch network.
TE = Taxable Equivalent

KeyCorp Reports Fourth Quarter and 2007 Earnings
January 22, 2008

Consolidated Balance Sheets
(dollars in millions)

	12-31-07	9-30-07	12-31-06
Assets
Loans	$70,823	$68,999	$65,826
Loans held for sale	4,736	4,791	3,637
Securities available for sale	7,860	7,915	7,827
Held-to-maturity securities	28	36	41
Trading account assets	1,056	1,060	912
Short-term investments	800	663	495
Other investments	1,538	1,509	1,352

Total earning assets	86,841	84,973	80,090
Allowance for loan losses	(1,200)	(955)	(944)
Cash and due from banks	1,814	2,016	2,264
Premises and equipment	681	631	595
Operating lease assets	1,128	1,135	1,124
Goodwill	1,252	1,202	1,202
Other intangible assets	123	105	120
Corporate-owned life insurance	2,872	2,845	2,782
Derivative assets	2,205	1,497	1,091
Accrued income and other assets	4,267	3,917	4,013

Total assets	$99,983	$97,366	$92,337

Liabilities
Deposits in domestic offices:
NOW and money market deposit accounts	$27,635	$24,198	$24,340
Savings deposits	1,513	1,544	1,642
Certificates of deposit ($100,000 or more)	6,982	6,672	5,941
Other time deposits	11,615	11,403	11,956

Total interest-bearing deposits	47,745	43,817	43,879
Noninterest-bearing deposits	11,028	14,003	13,553
Deposits in foreign office — interest-bearing	4,326	5,894	1,684

Total deposits	63,099	63,714	59,116
Federal funds purchased and securities sold under repurchase agreements	3,927	5,398	3,643
Bank notes and other short-term borrowings	6,453	2,743	1,192
Derivative liabilities	1,340	1,063	922
Accrued expense and other liabilities	5,461	5,079	5,228
Long-term debt	11,957	11,549	14,533

Total liabilities	92,237	89,546	84,634

Shareholders’ equity
Preferred stock	—	—	—
Common shares	492	492	492
Capital surplus	1,623	1,617	1,602
Retained earnings	8,522	8,788	8,377
Treasury stock, at cost	(3,021)	(3,023)	(2,584)
Accumulated other comprehensive income (loss)	130	(54)	(184)

Total shareholders’ equity	7,746	7,820	7,703

Total liabilities and shareholders’ equity	$99,983	$97,366	$92,337

Common shares outstanding (000)	388,793	388,708	399,153

KeyCorp Reports Fourth Quarter and 2007 Earnings
January 22, 2008

Consolidated Statements of Income
(dollars in millions, except per share amounts)

	Three months ended			Twelve months ended
	12-31-07	9-30-07	12-31-06	12-31-07	12-31-06
Interest income
Loans	$1,205	$1,209	$1,187	$4,751	$4,561
Loans held for sale	89	91	90	337	325
Securities available for sale	115	106	96	427	347
Held-to-maturity securities	1	—	—	2	2
Trading account assets	12	11	8	38	30
Short-term investments	13	5	8	37	33
Other investments	12	12	24	52	82

Total interest income	1,447	1,434	1,413	5,644	5,380

Interest expense
Deposits	483	482	440	1,845	1,576
Federal funds purchased and securities sold under repurchase agreements	45	55	37	208	107
Bank notes and other short-term borrowings	45	30	19	104	94
Long-term debt	164	173	205	718	788

Total interest expense	737	740	701	2,875	2,565

Net interest income	710	694	712	2,769	2,815
Provision for loan losses	363	69	53	529	150

Net interest income after provision for loan losses	347	625	659	2,240	2,665

Noninterest income
Trust and investment services income	131	119	142	490	553
Service charges on deposit accounts	90	88	77	337	304
Investment banking and capital markets income	12	9	69	117	230
Operating lease income	72	70	63	272	229
Letter of credit and loan fees	58	51	55	192	188
Corporate-owned life insurance income	37	27	31	121	105
Electronic banking fees	25	25	27	99	105
Net (losses) gains from loan securitizations and sales	(6)	(53)	42	(17)	76
Net securities gains (losses)	6	4	3	(35)	1
Net gains from principal investing	6	9	5	134	53
Gain from sale of McDonald Investments branch network	—	—	—	171	—
Other income	57	89	44	348	283

Total noninterest income	488	438	558	2,229	2,127

Noninterest expense
Personnel	399	383	447	1,621	1,692
Net occupancy	64	60	68	246	250
Computer processing	52	49	55	201	212
Operating lease expense	59	58	50	224	184
Professional fees	38	27	33	117	134
Equipment	25	22	24	96	102
Marketing	16	21	27	76	97
Other expense	243	133	105	667	478

Total noninterest expense	896	753	809	3,248	3,149

(Loss) income from continuing operations before income taxes and cumulative effect of accounting change	(61)	310	408	1,221	1,643
Income taxes	(83)	86	97	280	450

Income from continuing operations before cumulative effect of accounting change	22	224	311	941	1,193
Income (loss) from discontinued operations, net of taxes	3	(14)	(165)	(22)	(143)

Income before cumulative effect of accounting change	25	210	146	919	1,050
Cumulative effect of change in accounting for forfeited stock-based awards, net of taxes	—	—	—	—	5

Net income	$25	$210	$146	$919	$1,055

Per common share:
Income from continuing operations before cumulative effect of accounting change	$.06	$.58	$.77	$2.40	$2.95
Income before cumulative effect of accounting change	.06	.54	.36	2.35	2.60
Net income	.06	.54	.36	2.35	2.61

Per common share — assuming dilution:
Income from continuing operations before cumulative effect of accounting change	$.06	$.57	$.76	$2.38	$2.91
Income before cumulative effect of accounting change	.06	.54	.36	2.32	2.56
Net income	.06	.54	.36	2.32	2.57

Cash dividends declared per common share	$.74	$.365	$.345	$1.835	$1.38

Weighted-average common shares outstanding (000)	388,841	389,319	402,329	391,988	404,490
Weighted-average common shares and potential common shares outstanding (000)	389,911	393,164	407,828	395,823	410,222

KeyCorp Reports Fourth Quarter and 2007 Earnings
January 22, 2008

Consolidated Average Balance Sheets, Net Interest Income and Yields/Rates
From Continuing Operations
(dollars in millions)

	Fourth Quarter 2007			Third Quarter 2007			Fourth Quarter 2006
	Average			Average			Average
	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate
Assets
Loans: [a,b]
Commercial, financial and agricultural	$23,825	$419	6.98%	$22,393	$410	7.25%	$21,384	$400	7.42%
Real estate — commercial mortgage	9,351	175	7.42	8,855	172	7.69	8,399	167	7.86
Real estate — construction	8,192	153	7.42	8,285	167	8.01	8,347	174	8.25
Commercial lease financing	10,252	171	6.65	10,172	147	5.80	9,891	160	6.47

Total commercial loans	51,620	918	7.06	49,705	896	7.16	48,021	901	7.44
Real estate — residential	1,596	27	6.72	1,586	26	6.68	1,428	24	6.59
Home equity	10,917	192	7.02	10,883	199	7.22	10,896	197	7.22
Consumer — direct	1,308	35	10.73	1,342	36	10.66	1,557	34	8.63
Consumer — indirect	4,276	73	6.76	4,164	70	6.79	3,671	62	6.85

Total consumer loans	18,097	327	7.20	17,975	331	7.33	17,552	317	7.21

Total loans	69,717	1,245	7.10	67,680	1,227	7.20	65,573	1,218	7.38
Loans held for sale	4,748	89	7.53	4,731	91	7.59	4,547	90	7.86
Securities available for sale [c]	7,858	115	5.89	7,825	106	5.45	7,765	96	4.88
Held-to-maturity securities [a]	30	1	6.24	36	—	6.43	38	1	7.68
Trading account assets	1,042	12	4.40	1,055	11	4.39	883	8	3.70
Short-term investments	1,226	13	3.94	633	5	3.32	701	8	4.46
Other investments [c]	1,589	12	3.02	1,563	12	2.99	1,351	24	6.76

Total earning assets	86,210	1,487	6.86	83,523	1,452	6.92	80,858	1,445	7.09
Allowance for loan losses	(966)			(942)			(941)
Accrued income and other assets	13,547			12,581			13,129

Total assets	$98,791			$95,162			$93,046

Liabilities
NOW and money market deposit accounts	$25,687	197	3.05	$24,190	209	3.41	$25,136	198	3.13
Savings deposits	1,523	1	.19	1,581	—	.19	1,651	1	.19
Certificates of deposit ($100,000 or more) [d]	6,887	86	4.98	6,274	80	5.06	6,013	75	4.93
Other time deposits	11,455	135	4.68	11,512	136	4.68	11,921	136	4.50
Deposits in foreign office [e]	5,720	64	4.42	4,540	57	5.00	2,245	30	5.55

Total interest-bearing deposits	51,272	483	3.74	48,097	482	3.98	46,966	440	3.72
Federal funds purchased and securities sold under repurchase agreements [e]	4,194	45	4.23	4,470	55	4.85	2,816	37	5.21
Bank notes and other short-term borrowings	4,233	45	4.15	2,539	30	4.70	1,814	19	4.17
Long-term debt [d,e]	11,851	164	5.72	11,801	173	5.89	14,092	205	5.80

Total interest-bearing liabilities	71,550	737	4.11	66,907	740	4.40	65,688	701	4.24

Noninterest-bearing deposits	12,948			14,424			13,424
Accrued expense and other liabilities	6,405			6,106			6,041

Total liabilities	90,903			87,437			85,153

Shareholders’ equity	7,888			7,725			7,893

Total liabilities and shareholders’ equity	$98,791			$95,162			$93,046

Interest rate spread (TE)			2.75%			2.52%			2.85%

Net interest income (TE) and net interest margin (TE)		750	3.48%		712	3.40%		744	3.66%

TE adjustment [a]		40			18			32

Net interest income, GAAP basis		$710			$694			$712

(a)	Interest income on tax-exempt securities and loans has been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.

(b)	For purposes of these computations, nonaccrual loans are included in average loan balances.

(c)	Yield is calculated on the basis of amortized cost.

(d)	Rate calculation excludes basis adjustments related to fair value hedges.

(e)	Results from continuing operations exclude the dollar amount of liabilities assumed necessary to support interest-earning assets held by the discontinued Champion Mortgage finance business. The interest expense related to these liabilities, which also is excluded from continuing operations, was calculated using a matched funds transfer pricing methodology.
TE = Taxable Equivalent
GAAP = U.S. generally accepted accounting principles

KeyCorp Reports Fourth Quarter and 2007 Earnings
January 22, 2008

Consolidated Average Balance Sheets, Net Interest Income and Yields/Rates
From Continuing Operations
(dollars in millions)

	Twelve months ended December 31, 2007			Twelve months ended December 31, 2006
	Average			Average
	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate
Assets
Loans: [a,b]
Commercial, financial and agricultural	$22,415	$1,622	7.23%	$21,679	$1,547	7.13%
Real estate — commercial mortgage	8,802	675	7.67	8,167	628	7.68
Real estate — construction	8,237	653	7.93	7,802	635	8.14
Commercial lease financing	10,154	606	5.97	9,773	595	6.08

Total commercial loans	49,608	3,556	7.17	47,421	3,405	7.18
Real estate — residential	1,525	101	6.64	1,430	93	6.49
Home equity	10,815	775	7.17	10,971	775	7.07
Consumer — direct	1,367	144	10.53	1,639	152	9.26
Consumer — indirect	4,042	274	6.77	3,535	238	6.73

Total consumer loans	17,749	1,294	7.29	17,575	1,258	7.16

Total loans	67,357	4,850	7.20	64,996	4,663	7.17
Loans held for sale	4,461	337	7.57	4,168	325	7.80
Securities available for sale [c]	7,757	427	5.52	7,302	347	4.71
Held-to-maturity securities [a]	36	2	6.68	47	3	7.43
Trading account assets	917	38	4.10	857	30	3.51
Short-term investments	846	37	4.34	791	33	4.15
Other investments [c]	1,524	52	3.33	1,362	82	5.78

Total earning assets	82,898	5,743	6.84	79,523	5,483	6.88
Allowance for loan losses	(948)			(952)
Accrued income and other assets	12,934			13,131

Total assets	$94,884			$91,702

Liabilities
NOW and money market deposit accounts	$24,070	762	3.17	$25,044	710	2.84
Savings deposits	1,591	3	.19	1,728	4	.23
Certificates of deposit ($100,000 or more) [d]	6,389	321	5.02	5,581	261	4.67
Other time deposits	11,767	550	4.68	11,592	481	4.14
Deposits in foreign office [e]	4,287	209	4.87	2,305	120	5.22

Total interest-bearing deposits	48,104	1,845	3.84	46,250	1,576	3.41
Federal funds purchased and securities sold under repurchase agreements [e]	4,330	208	4.79	2,215	107	4.80
Bank notes and other short-term borrowings	2,423	104	4.28	2,284	94	4.12
Long-term debt [d,e]	12,537	718	5.84	13,983	788	5.62

Total interest-bearing liabilities	67,394	2,875	4.28	64,732	2,565	3.96

Noninterest-bearing deposits	13,635			13,053
Accrued expense and other liabilities	6,133			6,183

Total liabilities	87,162			83,968

Shareholders’ equity	7,722			7,734

Total liabilities and shareholders’ equity	$94,884			$91,702

Interest rate spread (TE)			2.56%			2.92%

Net interest income (TE) and net interest margin (TE)		2,868	3.46%		2,918	3.67%

TE adjustment [a]		99			103

Net interest income, GAAP basis		$2,769			$2,815

(a)	Interest income on tax-exempt securities and loans has been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.

(b)	For purposes of these computations, nonaccrual loans are included in average loan balances.

(c)	Yield is calculated on the basis of amortized cost.

(d)	Rate calculation excludes basis adjustments related to fair value hedges.

(e)	Results from continuing operations exclude the dollar amount of liabilities assumed necessary to support interest-earning assets held by the discontinued Champion Mortgage finance business. The interest expense related to these liabilities, which also is excluded from continuing operations, was calculated using a matched funds transfer pricing methodology.
TE = Taxable Equivalent
GAAP = U.S. generally accepted accounting principles

KeyCorp Reports Fourth Quarter and 2007 Earnings
January 22, 2008

Noninterest Income
(in millions)

	Three months ended			Twelve months ended
	12-31-07	9-30-07	12-31-06	12-31-07	12-31-06
Trust and investment services income [a]	$131	$119	$142	$490	$553
Service charges on deposit accounts	90	88	77	337	304
Investment banking and capital markets income [a]	12	9	69	117	230
Operating lease income	72	70	63	272	229
Letter of credit and loan fees	58	51	55	192	188
Corporate-owned life insurance income	37	27	31	121	105
Electronic banking fees	25	25	27	99	105
Net (losses) gains from loan securitizations and sales	(6)	(53)	42	(17)	76
Net securities gains (losses)	6	4	3	(35)	1
Net gains from principal investing	6	9	5	134	53
Gain from sale of McDonald Investments branch network	—	—	—	171	—
Other income:
Insurance income	10	16	15	55	64
Loan securitization servicing fees	5	5	5	21	20
Credit card fees	3	4	3	13	17
Gains related to MasterCard Incorporated shares	—	27	—	67	9
Litigation settlement — automobile residual value insurance	—	—	—	26	—
Miscellaneous income	39	37	21	166	173

Total other income	57	89	44	348	283

Total noninterest income	$488	$438	$558	$2,229	$2,127

(a)	Additional detail provided in tables below.
Trust and Investment Services Income
(in millions)

	Three months ended			Twelve months ended
	12-31-07	9-30-07	12-31-06	12-31-07	12-31-06
Brokerage commissions and fee income	$31	$26	$58	$125	$235
Personal asset management and custody fees	43	41	40	165	156
Institutional asset management and custody fees	57	52	44	200	162

Total trust and investment services income	$131	$119	$142	$490	$553

Investment Banking and Capital Markets Income
(in millions)

	Three months ended			Twelve months ended
	12-31-07	9-30-07	12-31-06	12-31-07	12-31-06
Investment banking income	$21	$22	$43	$86	$112
(Loss) income from other investments	(23)	(22)	6	(34)	43
Dealer trading and derivatives (loss) income	(1)	(2)	10	17	33
Foreign exchange income	15	11	10	48	42

Total investment banking and capital markets income	$12	$9	$69	$117	$230

KeyCorp Reports Fourth Quarter and 2007 Earnings
January 22, 2008

Noninterest Expense
(dollars in millions)

	Three months ended			Twelve months ended
	12-31-07	9-30-07	12-31-06	12-31-07	12-31-06
Personnel [a]	$399	$383	$447	$1,621	$1,692
Net occupancy	64	60	68	246	250
Computer processing	52	49	55	201	212
Operating lease expense	59	58	50	224	184
Professional fees	38	27	33	117	134
Equipment	25	22	24	96	102
Marketing	16	21	27	76	97
Other expense:
Postage and delivery	13	11	12	47	50
Franchise and business taxes	7	8	(7)	32	22
Telecommunications	7	7	7	28	28
Provision (credit) for losses on lending-related commitments	25	5	(6)	28	(6)
Liability to Visa	64	—	—	64	—
Miscellaneous expense	127	102	99	468	384

Total other expense	243	133	105	667	478

Total noninterest expense	$896	$753	$809	$3,248	$3,149

Average full-time equivalent employees [b]	18,500	18,567	20,100	18,934	20,006

(a)	Additional detail provided in table below.

(b)	The number of average full-time equivalent employees has not been adjusted for discontinued operations.
Personnel Expense
(in millions)

	Three months ended			Twelve months ended
	12-31-07	9-30-07	12-31-06	12-31-07	12-31-06
Salaries	$255	$240	$238	$976	$940
Incentive compensation	52	55	120	264	388
Employee benefits	65	67	64	287	287
Stock-based compensation	3	17	17	60	64
Severance	24	4	8	34	13

Total personnel expense	$399	$383	$447	$1,621	$1,692

KeyCorp Reports Fourth Quarter and 2007 Earnings
January 22, 2008

Loan Composition
(dollars in millions)

				Percent change 12-31-07 vs.
	12-31-07	9-30-07	12-31-06	9-30-07	12-31-06
Commercial, financial and agricultural	$24,797	$23,192	$21,412	6.9%	15.8%
Commercial real estate:
Commercial mortgage	9,630	9,272	8,426	3.9	14.3
Construction	8,102	8,214	8,209	(1.4)	(1.3)

Total commercial real estate loans	17,732	17,486	16,635	1.4	6.6
Commercial lease financing	10,176	10,309	10,259	(1.3)	(.8)

Total commercial loans	52,705	50,987	48,306	3.4	9.1
Real estate — residential mortgage	1,594	1,583	1,442	.7	10.5
Home equity	10,917	10,904	10,826	.1	.8
Consumer — direct	1,298	1,308	1,536	(.8)	(15.5)
Consumer — indirect:
Marine	3,637	3,549	3,077	2.5	18.2
Other	672	668	639	.6	5.2

Total consumer — indirect loans	4,309	4,217	3,716	2.2	16.0

Total consumer loans	18,118	18,012	17,520	.6	3.4

Total loans	$70,823	$68,999	$65,826	2.6%	7.6%

Loans Held for Sale Composition
(dollars in millions)

				Percent change 12-31-07 vs.
	12-31-07	9-30-07	12-31-06	9-30-07	12-31-06
Commercial, financial and agricultural	$250	$67	$47	273.1%	431.9%
Real estate — commercial mortgage	1,219	1,560	946	(21.9)	28.9
Real estate — construction	35	237	36	(85.2)	(2.8)
Commercial lease financing	1	5	3	(80.0)	(66.7)
Real estate — residential mortgage	47	36	21	30.6	123.8
Home equity	1	1	180	—	(99.4)
Education	3,176	2,877	2,390	10.4	32.9
Automobile	7	8	14	(12.5)	(50.0)

Total loans held for sale	$4,736	$4,791	$3,637	(1.1)%	30.2%

KeyCorp Reports Fourth Quarter and 2007 Earnings
January 22, 2008

Summary of Loan Loss Experience
(dollars in millions)

	Three months ended			Twelve months ended
	12-31-07	9-30-07	12-31-06	12-31-07	12-31-06
Average loans outstanding from continuing operations	$69,717	$67,680	$65,573	$67,357	$64,996

Allowance for loan losses at beginning of period	$955	$945	$944	$944	$966

Loans charged off:
Commercial, financial and agricultural	48	33	18	128	92

Real estate — commercial mortgage	3	2	15	16	24
Real estate — construction	44	7	1	54	4

Total commercial real estate loans	47	9	16	70	28
Commercial lease financing	18	11	13	51	40

Total commercial loans	113	53	47	249	160

Real estate — residential mortgage	3	1	2	6	7
Home equity	12	9	8	37	30
Consumer — direct	8	8	7	31	33
Consumer — indirect	16	11	10	47	38

Total consumer loans	39	29	27	121	108

	152	82	74	370	268

Recoveries:
Commercial, financial and agricultural	13	11	7	37	34

Real estate — commercial mortgage	2	—	2	6	5
Real estate — construction	—	1	—	1	1

Total commercial real estate loans	2	1	2	7	6
Commercial lease financing	12	3	4	22	27

Total commercial loans	27	15	13	66	67

Real estate — residential mortgage	—	—	—	1	1
Home equity	—	1	2	4	7
Consumer — direct	2	3	2	8	7
Consumer — indirect	4	4	3	16	16

Total consumer loans	6	8	7	29	31

	33	23	20	95	98

Net loan charge-offs	(119)	(59)	(54)	(275)	(170)
Provision for loan losses from continuing operations	363	69	53	529	150
Credit for loan losses from discontinued operations	—	—	—	—	(3)
Foreign currency translation adjustment	1	—	1	2	1

Allowance for loan losses at end of period	$1,200	$955	$944	$1,200	$944

Net loan charge-offs to average loans from continuing operations	.67%	.35%	.33%	.41%	.26%
Allowance for loan losses to period-end loans	1.69	1.38	1.43	1.69	1.43
Allowance for loan losses to nonperforming loans	174.67	191.77	439.07	174.67	439.07

KeyCorp Reports Fourth Quarter and 2007 Earnings
January 22, 2008

Changes in Liability for Credit Losses on Lending-Related Commitments
(in millions)

	Three months ended			Twelve months ended
	12-31-07	9-30-07	12-31-06	12-31-07	12-31-06
Balance at beginning of period	$55	$50	$59	$53	$59
Provision (credit) for losses on lending- related commitments	25	5	(6)	28	(6)
Charge-offs	—	—	—	(1)	—

Balance at end of period [a]	$80	$55	$53	$80	$53

Summary of Nonperforming Assets and Past Due Loans
(dollars in millions)

	12-31-07	9-30-07	6-30-07	3-31-07	12-31-06
Commercial, financial and agricultural	$84	$94	$83	$70	$38

Real estate — commercial mortgage	41	41	41	44	48
Real estate — construction	415	228	23	10	10

Total commercial real estate loans	456	269	64	54	58
Commercial lease financing	28	30	34	31	22

Total commercial loans	568	393	181	155	118
Real estate — residential mortgage	28	29	27	32	34
Home equity	66	61	55	52	50
Consumer — direct	2	2	2	2	2
Consumer — indirect	23	13	11	13	11

Total consumer loans	119	105	95	99	97

Total nonperforming loans	687	498	276	254	215

Nonperforming loans held for sale	25	6	4	3	3

OREO	21	21	27	42	57
Allowance for OREO losses	(2)	(1)	(2)	(2)	(3)

OREO, net of allowance	19	20	25	40	54

Other nonperforming assets [b]	33	46	73	56	1

Total nonperforming assets	$764	$570	$378	$353	$273

Accruing loans past due 90 days or more	$231	$190	$181	$146	$120
Accruing loans past due 30 through 89 days	843	717	623	626	644
Nonperforming loans to period-end portfolio loans	.97%	.72%	.41%	.39%	.33%
Nonperforming assets to period-end portfolio loans plus OREO and other nonperforming assets	1.08	.83	.57	.54	.41
Summary of Changes in Nonperforming Loans
(in millions)

	4Q07	3Q07	2Q07	1Q07	4Q06
Balance at beginning of period	$498	$276	$254	$215	$223
Loans placed on nonaccrual status	378	337	130	129	115
Charge-offs	(147)	(81)	(72)	(61)	(74)
Loans sold	(13)	(6)	(7)	—	(5)
Payments	(17)	(13)	(21)	(7)	(23)
Transfers to OREO	(5)	(12)	—	(9)	(12)
Loans returned to accrual status	(7)	(3)	(8)	(13)	(9)

Balance at end of period	$687	$498	$276	$254	$215

(a)	Included in “accrued expense and other liabilities” on the consolidated balance sheet.

(b)	Primarily investments held by the Private Equity unit within Key’s Real Estate Capital line of business.

KeyCorp Reports Fourth Quarter and 2007 Earnings
January 22, 2008

Line of Business Results
(dollars in millions)
Community Banking

						Percent change 4Q07 vs.
	4Q07	3Q07	2Q07	1Q07	4Q06	3Q07	4Q06
Summary of operations
Total revenue (TE)	$651	$626	$629	$805	$677	4.0%	(3.8)%
Provision for loan losses	36	1	21	14	23	N/M	56.5
Noninterest expense	441	418	449	471	493	5.5	(10.5)
Net income	109	130	99	200	101	(16.2)	7.9
Average loans and leases	27,236	26,947	26,576	26,456	26,697	1.1	2.0
Average deposits	47,253	46,727	46,124	46,521	47,348	1.1	(.2)
Net loan charge-offs	31	20	26	19	24	55.0	29.2
Return on average allocated equity	17.14%	20.60%	16.12%	32.93%	16.03%	N/A	N/A
Average full-time equivalent employees	8,464	8,632	9,028	9,478	9,683	(1.9)	(12.6)

Supplementary information (lines of business)
Regional Banking
Total revenue (TE)	$553	$531	$535	$713	$579	4.1%	(4.5)%
Provision for loan losses	26	12	19	18	19	116.7	36.8
Noninterest expense	389	371	401	422	445	4.9	(12.6)
Net income	86	93	72	170	72	(7.5)	19.4
Average loans and leases	18,768	18,661	18,459	18,483	18,677	.6	.5
Average deposits	43,692	43,229	42,712	43,039	43,749	1.1	(.1)
Net loan charge-offs	26	18	19	18	19	44.4	36.8
Return on average allocated equity	19.61%	21.13%	16.70%	39.53%	16.07%	N/A	N/A
Average full-time equivalent employees	8,162	8,322	8,709	9,155	9,362	(1.9)	(12.8)

Commercial Banking
Total revenue (TE)	$98	$95	$94	$92	$98	3.2%	—
Provision for loan losses	10	(11)	2	(4)	4	N/M	150.0%
Noninterest expense	52	47	48	49	48	10.6	8.3
Net income	23	37	27	30	29	(37.8)	(20.7)
Average loans and leases	8,468	8,286	8,117	7,973	8,020	2.2	5.6
Average deposits	3,561	3,498	3,412	3,482	3,599	1.8	(1.1)
Net loan charge-offs	5	2	7	1	5	150.0	—
Return on average allocated equity	11.65%	19.37%	14.73%	16.92%	15.94%	N/A	N/A
Average full-time equivalent employees	302	310	319	323	321	(2.6)	(5.9)

KeyCorp Reports Fourth Quarter and 2007 Earnings
January 22, 2008

Line of Business Results (continued)
(dollars in millions)
National Banking

						Percent change 4Q07 vs.
	4Q07	3Q07	2Q07	1Q07	4Q06	3Q07	4Q06
Summary of operations
Total revenue (TE)	$614	$511	$617	$600	$670	20.2%	(8.4)%
Provision for loan losses	327	68	32	30	30	380.9	990.0
Noninterest expense	388	328	327	314	328	18.3	18.3
Loss (income) continuing operations	(65)	73	162	160	195	N/M	N/M
Net (loss) income	(62)	59	159	152	30	N/M	N/M
Average loans and leases [a]	42,037	40,277	39,323	38,839	38,469	4.4	9.3
Average loans held for sale [a]	4,709	4,692	4,377	3,917	4,521	.4	4.2
Average deposits [a]	12,630	12,633	12,085	11,294	11,876	—	6.3
Net loan charge-offs [a]	88	39	27	25	30	125.6	193.3
Return on average allocated equity [a]	(5.78)%	6.93%	15.65%	16.07%	19.38%	N/A	N/A
Return on average allocated equity	(5.52)	5.60	15.36	15.26	2.81	N/A	N/A
Average full-time equivalent employees	3,996	3,841	3,820	4,207	4,293	4.0	(6.9)

Supplementary information (lines of business)
Real Estate Capital
Total revenue (TE)	$127	$104	$187	$167	$189	22.1%	(32.8)%
Provision for loan losses	270	43	8	1	18	527.9	N/M
Noninterest expense	105	76	78	71	69	38.2	52.2
Net (loss) income	(155)	(9)	63	59	63	N/M	N/M
Average loans and leases	13,847	13,187	12,827	12,755	12,931	5.0	7.1
Average loans held for sale	1,257	1,584	1,241	1,145	1,125	(20.6)	11.7
Average deposits	5,273	5,559	4,864	4,293	4,091	(5.1)	28.9
Net loan charge-offs	45	7	3	1	8	542.9	462.5
Return on average allocated equity	(43.09)%	(2.67)%	19.27%	19.30%	20.42%	N/A	N/A
Average full-time equivalent employees	1,014	1,007	991	971	957	.7	6.0

Equipment Finance
Total revenue (TE)	$184	$139	$153	$134	$146	32.4%	26.0%
Provision for loan losses	23	16	16	13	7	43.8	228.6
Noninterest expense	95	93	92	85	77	2.2	23.4
Net income	41	18	28	23	39	127.8	5.1
Average loans and leases	10,729	10,681	10,609	10,479	10,222	.4	5.0
Average loans held for sale	15	6	10	4	33	150.0	(54.5)
Average deposits	17	16	16	13	15	6.3	13.3
Net loan charge-offs	18	16	16	13	14	12.5	28.6
Return on average allocated equity	17.68%	7.92%	12.69%	10.65%	17.99%	N/A	N/A
Average full-time equivalent employees	1,009	985	971	952	938	2.4	7.6

Institutional and Capital Markets
Total revenue (TE)	$203	$182	$189	$184	$223	11.5%	(9.0)%
Provision for loan losses	15	(3)	—	—	(5)	N/M	N/M
Noninterest expense	132	121	116	117	137	9.1	(3.6)
Net income	36	41	46	42	58	(12.2)	(37.9)
Average loans and leases	8,381	7,693	7,454	7,435	7,521	8.9	11.4
Average loans held for sale	394	373	468	140	387	5.6	1.8
Average deposits	6,796	6,633	6,815	6,600	7,372	2.5	(7.8)
Net loan charge-offs (recoveries)	6	5	—	1	(2)	20.0	N/M
Return on average allocated equity	11.61%	14.29%	15.92%	14.90%	19.99%	N/A	N/A
Average full-time equivalent employees	1,281	1,320	1,302	1,350	1,375	(3.0)	(6.8)

Consumer Finance
Total revenue (TE)	$100	$86	$88	$115	$112	16.3%	(10.7)%
Provision for loan losses	19	12	8	16	10	58.3	90.0
Noninterest expense	56	38	41	41	45	47.4	24.4
Income from continuing operations	13	23	25	36	35	(43.5)	(62.9)
Net income (loss)	16	9	22	28	(130)	77.8	N/M
Average loans and leases [a]	9,080	8,716	8,433	8,170	7,795	4.2	16.5
Average loans held for sale [a]	3,043	2,729	2,658	2,628	2,976	11.5	2.3
Average deposits [a]	544	425	390	388	398	28.0	36.7
Net loan charge-offs [a]	19	11	8	10	10	72.7	90.0
Return on average allocated equity [a]	5.85%	11.38%	12.60%	18.72%	18.34%	N/A	N/A
Return on average allocated equity	7.20	4.45	11.09	14.56	(51.78)	N/A	N/A
Average full-time equivalent employees	692	529	556	934	1,023	30.8	(32.4)

(a)	From continuing operations.

TE = Taxable Equivalent
N/A = Not Applicable
N/M = Not Meaningful